EXHIBIT 99

Form 4 - Joint Filer Information

Name:	Steven R. Berrard
Address:	c/o RumbleON, Inc.
4521 Sharon Road, Suite 370
Charlotte, NC 28211
Designated Filer:	Berrard Holdings Limited Partnership
Issuer & Ticker Symbol:	RumbleON, Inc. (RMBL)
Date of Earliest Transaction
Required to be Reported(Month/Day/Year):	March 31, 2017

Relationship of Reporting Person
to Issuer:	Director, Officer and 10% Owner

Individual or Joint/Group Filing:	Form filed by more than one reporting person

Signature:

BERRARD HOLDINGS LIMITED PARTNERSHIP

By:
Berrard Holdings, LLC, its general partner

By:
/s/ Steven R. Berrard

Steven R. Berrard, its sole Manager